[ALLAN M. BLUE LETTERHEAD]

October 17, 2000

Harry Gurwitch, Managing Director
Strategica Services Corporation
701 Brickell Avenue
Suite 2500
Miami, Florida 33131

RE: GASEL TRANSPORTATION LINES, INC.

Dear Harry:

As per our conversation today, the engagement letter agreement between Gasel Transportation Line, Inc. and Strategica Services Corporation dated October 16, 2000, is to include the following addendum:

     "The exercise price for the warrants as set forth in Paragraph 3 of this engagement letter shall not include as a factor in the calculation of the price any shares that are sold by the Company upon exercise of warrants that are currently outstanding to the directors of the Company."

You should indicate your acceptance of this addendum to the agreement by signing, dating, and sending a copy of same to Gasel Transportation Lines, Inc. together with the executed copy of the engagement letter. The engagement letter is being executed and delivered to you by Gasel Transportation Lines, Inc. conditioned upon acceptance of this addendum to the agreement by your company.

Sincerely,



Allan M. Blue

Accepted on this the 17th day of October, 2000 by Strategica Services Corporation:


/s/ Harry Gurwitch                            /s/ Kenneth C. Greenberg
--------------------------                    ----------------------------
Harry Gurwitch                                Kenneth C. Greenberg
Managing Director                             Managing Director

                  [STRATEGICA SERVICES CORPORATION LETTERHEAD]


PERSONAL AND CONFIDENTIAL

Michael Post, President                                         October 16, 2000
Gasel Transportation Line, Inc.


     Re: Strategica Services Corporation or its designee ("Strategica") financial advisory agreement with Gasel Transportation, Inc. including any affiliates and subsidiaries (collectively or separately "the Company")

Dear Mr. Post:

     This letter sets forth the basic terms of an agreement between Strategica and the Company. We are hopeful that Strategica's relationship with you will complement management and add value and synergies for the Company and its shareholders. Consistent with the foregoing, the parties agree as follows:

     1. Strategica is hereby retained as the Company's consultant and financial advisor for a period of 36 months. During the first 120 days from the date of your acceptance of this agreement, Strategica's arrangement with the Company shall be on an exclusive basis. Thereafter Strategica's relationship shall be on a non-exclusive basis. Strategica shall provide its advisory services as to all proposals that come before the Company for consideration, whether or not arranged or introduced by Strategica.

     2. Initially, Strategica shall perform certain due diligence on the Company, which could include its management, business plan and other matters. The Company shall pay to Strategica a non-refundable due diligence fee of $20,000 payable simultaneously with the execution of this Agreement. Diligence would commence promptly after acceptance of this agreement. Even before due diligence is complete and thereafter, Strategica shall endeavor to arrange funds for the Company, which initially is approximately $2,000,000 (or any other amount accepted by the Company) as the initial funding used. From time to time, Strategica may also seek to arrange or introduce additional funds, business opportunities and relationships for the Company. In addition, Strategica may assist the Company in meeting and obtaining

Michael Post, President
Gasel Transportation Lines, Inc.
September [Illegible], 2000
Page 2


          opportunities sourced by third parties from time to time. The Company and its principals agree to cooperate with us in due diligence and in all efforts to raise funds and explore business opportunities and relationships. Any funding proposal arranged or introduced by Strategica may be in the form of debt or equity, or any combination thereof. The amount, terms, format and documentation of any funding shall be as determined by the funding source.

     3. A mutually agreeable ownership participation in the overall parent entity and subsidiaries will be determined post diligence. The Strategica equity will be a meaningful minority portion of all classes of equity on a fully diluted basis, in a range between 10% to 15%. Strategica equity will be in the form of warrants for five years at an exercise price equal to the lower of the market price as of the date of this agreement; the prior average ninety-day daily market price as of the date of a funding proposal (or a nominal price to the extent there is no ascertainable trading market price); or the lowest average ninety-day daily market price in effect each quarter after the date of this agreement; or the lowest price from time to time in which any shares are sold by the Company or are issuable or salable by the Company after the date of this agreement. The warrants will include anti-dilution provisions, piggyback and demand registration rights, cashless exercise provisions and other provisions in Strategica standard warrant form. The warrants shall be fully earned and issued upon acceptance by the Company of any funding proposal directly or indirectly arranged or introduced by Strategica that is not abrogated by Strategica or other lending sources prior to closing. The anti-dilution right shall be waived for any sales or issuance of shares at or above $4.00 per share.

     4. Upon the Company closing a funding proposal or other transaction arranged or introduced or assisted by Strategica directly or indirectly, then Strategica shall be paid $3,000 per month for advisory services for a 36-month term. Also, for any transactions arranged or introduced by Strategica directly or indirectly, the Company shall pay to Strategica (a) 4% of the gross amount of any debt, (b) 6% of the gross amount of any equity, and (c) 5% of the value of any merger, acquisition, bulk asset sale, control block stock or other equity sale, divestiture or other similar transactions. Advisory services to be performed by Strategica may be rendered on a non-exclusive basis after the initial 120-day exclusivity period. The fees payable by the Company to any other person or entity shall not reduce or otherwise affect any fee payable hereunder to Strategica by the Company in accordance with this agreement.

     5. The Company agrees to pay all Strategica's and any proposed funding source's reasonable out-of-pocket costs and any third party fees relating to diligence, our business arrangement with you, and any proposed funding facility including, without limitation, travel, lodging, meals, copies, telephone, printing, legal, investigative, document preparation and other fees and expenses, and any fees and costs of the ultimate funding source and/or underwriter and their respective counsel and the fees and costs of all professionals involved with this project. All such payments shall be made upon Strategica's request, whether or not any transaction is concluded or this

Michael Post, President
Gasel Transportation Lines, Inc.
September [Illegible], 2000
Page 3


          agreement is terminated. Expenses in excess of $5,000 shall not be incurred prior to obtaining written approval from the Company.

     6. Strategica shall be entitled to designate a board member. The Company shall obtain acceptable director and officer insurance, if available. If there is no acceptable director and officer insurance or if Strategica fails to designate its board members, then Strategica as its option will be an advisor to the Board. In any event, Strategica shall receive notice of all board, equity holder and committee meetings and have the right to receive all meeting materials, financial data and other data and the right to participate in all discussions.

     7. The parties acknowledge that Strategica may cause some of its duties to be performed under the name of an affiliate and all rights and benefits under this agreement in favor of Strategica shall likewise be available to any other affiliate.

     8. The Company is not obligated to consummate any proposed funding or other transaction or business opportunity (each a "Transaction"), and the Company may determine which Transactions, if any, are in its best interests. However, as to any Transaction, if the Company either: (a) fails to accept a proposed Transaction arranged or introduced or assisted by Strategica and then conducts another Transaction on similar or less favorable terms as the proposed Transaction within 12 months of when presented to the Company; or (b) accepts the terms of a Strategica arranged, introduced or assisted Transaction and fails to close for any reason; then the fees and equity that would have been obtained from closing the Strategica arranged Transaction shall be paid to Strategica. The consideration (i.e. fees, equity and rights) receivable by Strategica under this Agreement shall not be a factor in determining the favorability of the terms of any Transaction to the Company and the Company agrees after the exclusivity period, to give Strategica the reasonable opportunity to equal or better the terms of any third party arranged Transaction. Although the Company may conduct discussions with any third parties regarding financing and other matters, the Company shall refer all expressions of interest from third parties in any financing, transaction or material contract with the Company to Strategica promptly after the Company becomes aware of it.

     9. Each party represents that there are no brokers or finders entitled to a fee or commission in connection with the introduction of the parties to each other.


     10. Florida law shall govern this Agreement, and the venue for resolving legal and interpretative issues shall be the state or Federal courts in Miami-Dade County, Florida. The parties hereby consent to personal jurisdiction in such forum and to personal service of process by mail. In any litigation arising out of this agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs.

     11. The parties acknowledge that Strategica has various professionals in its employ and ownership, such as lawyers and accountants. The parties acknowledge that these

Michael Post, President
Gasel Transportation Lines, Inc.
September [Illegible], 2000
Page 4


          persons have not and are not acting in their professional capacity on behalf of any of the parties or on behalf of the Company. Each of the parties represents that it has been advised to seek independent legal counsel. Each of the parties represents that it has sought and obtained, and will continue to seek and obtain as necessary from time to time, the advice of independent legal and accounting professional advice in connection with this venture and does not and will not seek to obtain the advice of, or to retain any of, the legal and accounting professionals affiliated with Strategica from time to time for any professional advice for themselves or the Company.

     12. By signing below, the parties acknowledge good and valuable consideration for this agreement and that this agreement has been approved by the parties hereto and executed with the advice and approval of their respective independent counsel and duly authorized by all relevant action, corporate and otherwise, and anyone else whose consent is required. You agree to cooperate and deliver all documents with respect to this matter contemplated by this agreement or otherwise reasonably requested by Strategica or its counsel. This agreement shall not be construed more stringently against the drafting party since all parties and their respective counsel contributed to the negotiation and drafting of this agreement and each party has had the advice of separate and independent legal counsel in the review and drafting of this agreement. If any litigation arises from this agreement, the prevailing party may recover reasonable attorney's fees and costs.

          13. The Company hereby agrees to indemnify, defend and hold harmless Strategica and its respective affiliates, directors, officers, employees, managing directors, principals, shareholders, agents, controlling persons, attorneys, auditors and accountants, from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable law or suit related to or arising out of the matters described in this Agreement including the performance of any services for the Company and undertaking any negotiations on behalf of the Company with third parties and for the consequences of any such negotiations, and the Company will reimburse each Indemnified Party for all fees and expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, and defense of any pending or threatened claim or any action or proceeding arising there from, whether or not such Indemnified Party is a party and the prosecution and defense of any counter claims, cross claims and third party claims arising there from
          (sic) or related thereto. The Company shall defend the Indemnified Parties with counsel who shall be selected by Strategica and shall fund such retainers and payments as required by such counsel. The Company will not be liable under the foregoing indemnification provision in respect of any loss, claim, damage, or liability to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss; claim, damage or liability resulted primarily from the Indemnified Party's willful misconduct. The Company shall execute and deliver to Strategica and each other Indemnified Party such additional indemnification agreements as any of them shall require supplementing the aforementioned indemnification agreement.

Michael Post, President
Gasel Transportation Lines, Inc.
September [Illegible], 2000
Page 5


     14. The parties hereby waive the right to a jury trial in any legal proceeding among them.

     15. You understand that no assurance is given that any particular funding or resources or transaction will be arranged or introduced or assigned to the Company by or through Strategica or that any subsequent funding or resources will be available after any one stage of funding is concluded. This letter should not be construed as a funding commitment or as a commitment to grant or arrange for any particular funding, debt or equity.

     Please signify your agreement with these terms by signing below and returning by Friday, October 30, 2000. Also include your non-refundable diligence fee of $20,000 and a $5,000 expense deposit. We are prepared to accommodate immediately. Thank you.

                                           Sincerely,

                                           STRATEGICA SERVICES CORPORATION


                                           /s/ Harry Gurwitch
                                           Harry Gurwitch
                                           Managing Director

                                           /s/Kenneth C. Greenberg
                                           Kenneth C. Greenberg
[ILLEGIBLE]                                Managing Director

ACCEPTED:

Gasel Transportation Line, Inc.



By:/s/ Michael Post   Pres                 Date:     10/17      ,2000
   ----------------------------                 ----------------
   Michael Post, President
   Duly authorized